Exhibit 3.1

ICOP DIGITAL, INC.,
a Colorado Corporation

AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the provisions of Sections 7-90-301, et seq. and 7-110-106 of the Colorado Revised Statutes (C.R.S.), the undersigned Corporation certifies the following:

1.	The present name of the Corporation is: ICOP DIGITAL, INC.

Charter #:                                                                                                                            19981066081

Jurisdiction:                                                                                                                        Colorado

2.
ICOP DIGITAL, INC, a Colorado corporation is the Debtor-in-Possession in a Chapter 11 Case pending in the United States Bankruptcy Court for the District of Kansas, (“Court”), Case No.  11-20140-11-rdb. Pursuant to various Orders of the Court, the Corporation has sold substantially all of its assets to NEW ICOP, LLC, a Texas Limited Liability Company, including the rights of the Corporation in and to the name “ICOP Digital” or any derivations.  Pursuant to the Order of the Court entered on March 7, 2011, the Corporation is required to file an Amendment to the Corporation’s Articles of Incorporation to change its corporate name.

3.	Article Number One (1) of the Corporation’s Articles of Incorporation is amended to read as follows:

ARTICLE I

The Name of this Corporation shall be Digital Systems, Inc.

4.
This amendment does not provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class.

5.	The effective date of the amendment shall be upon filing with the Colorado Secretary of State.

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., and, if applicable, the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

The true name and mailing address of the individual causing this document to be delivered for filing are as follows:

David C. Owen, CEO
16801 West 116th Street
Lenexa, KS 66219-9603

/ss/ David C. Owen                                                      David C. Owen                                           CEO                      March 11, 2011
Authorized Signature Printed Name Title Date